EXHIBIT 99.1

Investor Contact:
Reid Cox
Director of Business Development
& Investor Relations
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm, Inc. to Purchase $11,387,000 Aggregate Principal Amount of
its Outstanding Senior Notes Pursuant to its Cash Tender Offer

Stockton, CA – December 30, 2002 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that it will purchase $11,387,000 aggregate principal amount of its outstanding Senior Notes pursuant to its previously announced Cash Tender Offer and Related Consent Solicitation. The cash tender offer expired, as scheduled, at 5:00 p.m. EST on December 27, 2002.

Based on information provided by Wells Fargo Bank Minnesota, N.A., which is acting as depositary for the cash tender offer, $12,387,000 in aggregate principal amount of outstanding Senior Notes were validly tendered and not withdrawn upon the expiration of the offer. Pursuant to the terms of the Cash Tender Offer, Pac-West has elected to purchase $11,387,000 in aggregate principal amount of the Senior Notes validly tendered and not withdrawn at a purchase price equal to $34 per $100 in principal amount. This constitutes approximately 11 percent of the outstanding aggregate principal amount of Senior Notes of Pac-West.

Pac-West is reviewing its obligations and considering various alternatives to continue to reduce such obligations and borrowing costs.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) supplies Internet access services to Internet and other types of service providers, and integrated voice and data communications services to small and medium-sized businesses. The company estimates that its network carries over 20% of the Internet traffic in California. Pac-West currently has operations in California, Nevada, Washington, Arizona, and Oregon. For more information, please visit the company’s web site at www.pacwest.com.

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Forward-Looking Statements

The foregoing discussion contains forward-looking statements. The Company’s future performance is subject to numerous risks and uncertainties that could cause actual results to deviate substantially from those discussed in these forward-looking statements. Factors that could impact the variability of future results include, but are not limited to: successful execution of the Company’s expansion activities into new geographic markets on a timely and cost-effective basis; the pace at which new competitors enter the Company’s existing and planned markets; competitive responses of the Incumbent Local Exchange Carriers; execution of interconnection agreements with Incumbent Local Exchange Carriers on terms satisfactory to the Company; maintenance of the Company’s supply agreements for transmission facilities; continued acceptance of the Company’s services by new and existing customers; the outcome of legal and regulatory proceedings regarding reciprocal compensation for Internet-related calls and certain of the Company’s product offerings; the ability to attract and retain talented employees; and the Company’s ability to successfully access markets, install switching electronics, and obtain the use of leased fiber transport facilities and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. These and other factors are discussed in the Company’s Prospectus dated November 3, 1999, and in its Annual Report as of December 31, 2001 on Form 10-K as filed with the SEC.

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